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                                                                    EXHIBIT 99.1
                              [ONEIDA NEWS RELEASE]

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
INVESTOR RELATIONS CONTACTS:                 PRESS CONTACTS:
Gregg Denny, Chief Financial Officer         David Gymburch, Corporate Public Relations
Oneida Ltd.  (315) 361-3138                  Oneida Ltd. (315) 361-3271
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FOR IMMEDIATE RELEASE
---------------------

                      ONEIDA LTD. REPORTS FINANCIAL RESULTS
           FOR FOURTH QUARTER AND FISCAL YEAR ENDED JANUARY 31, 2004;
       IN DISCUSSIONS FOR POTENTIAL PREFERRED EQUITY INVESTMENT IN COMPANY

ONEIDA, NY- March 17, 2004 - Oneida Ltd. (NYSE:OCQ) today announced financial results for the fourth quarter and fiscal year ended January 31, 2004. Sales for the fourth quarter were $121.7 million, compared to sales of $133.1 million in the fourth quarter of the previous fiscal year that ended January 2003.

Oneida reported a fourth quarter net loss of $17.4 million, equal to a loss of $1.04 per share, which included a loss of $0.55 per share stemming from one-time expenses totaling $9.1 million (as detailed below). This compared to year-ago net income of $3.0 million equal to $0.18 per share, which included $0.11 per share resulting from a reduction in the effective tax rate that occurred primarily from the resolution of matters for which amounts had previously been accrued.

For the fiscal year ended January 2004, Oneida's sales totaled $453 million, compared to sales of $491.8 million for the same period a year ago. The company reported a fiscal year-end net loss of $99.2 million, equal to a loss of $5.98 per share, which included a loss of $4.97 per share relating to a deferred tax asset valuation allowance, professional services expenses, and charges for plant closings and for the sale of certain assets of the Buffalo China dinnerware factory. This compared to net income of $9.2 million equal to $0.55 per share for the fiscal year ended January 2003.

Oneida's fourth quarter results were affected by the following one-time expenses that totaled $9.1 million:

-- The company incurred charges of approximately $4 million relating primarily to the sale of certain assets of the Buffalo China factory.

-- The cost of sales adjustment rose by approximately $2 million from a year ago because of cost inefficiencies relating to the closing of five manufacturing sites. Those sites, whose closings were announced on October 31, 2003 and have all taken effect, have been sold or are in the process of being sold. Oneida anticipates all further planned sales of assets will be completed by the end of the third fiscal quarter, and expects to receive approximately $10 million in cash before expenses from those further sales.

-- Oneida spent $3.1 million for professional services relating to the restructuring of its credit facilities.

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Fourth quarter results also included an income tax benefit of $428,000 that resulted from accounting for an approximately $4.7 million reversal of tax reserves due to the resolution of prior years' income tax audits, coupled with establishing an additional $4.3 million reserve for deferred tax valuation.

"We are pleased to be nearing the conclusion of restructuring our manufacturing and product sourcing operations," said Peter J. Kallet, Oneida Chairman and Chief Executive Officer. "We anticipate $12 million in annual savings from the five factory closings that are completed, and we expect to achieve a potential $18 million in additional annual savings by successfully converting our Sherrill, N.Y. flatware factory to a lean manufacturing system. We will determine in the next few months whether the lean conversion will achieve the necessary savings; a successful conversion is essential for the long-term viability of the Sherrill factory."

DISCUSSIONS WITH POTENTIAL PRIVATE EQUITY INVESTOR
Oneida has been in discussions with a private equity investor with respect to a potential preferred equity investment in the company. The company is in related discussions with its lenders and potential new financing sources to restructure its existing indebtedness and provide ongoing liquidity. The company will provide updated information regarding the progress of this initiative when appropriate. Any investment will be contingent on, among other things, the negotiation and execution of definitive documents with the investor, the restructuring of the company's existing indebtedness, and the completion of new financing.

Because the private equity investment and restructuring of its indebtedness are not concluded at this time, Oneida may receive a going-concern opinion from its independent auditors, PricewaterhouseCoopers LLP, when the audit is completed for the fiscal year ended in January 2004.

CONFERENCE CALL ON MARCH 18
Oneida's management will host a conference call with analysts and investors on Thursday, March 18, 2004 at 9 a.m. EST to discuss the fourth quarter and fiscal year-end results. The conference call will be broadcast live over the Internet at www.oneida.com. To access the webcast, participants should visit the Investor Relations section of the website at least 15 minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast can be accessed one hour after the conference call, and will be available for 30 days.

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.

Forward Looking Information
With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.

                              - Tables to follow -

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                                   ONEIDA LTD.
                     CONDENSED CONSOLIDATED INCOME STATEMENT
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

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
                                                    FOR THE                                      FOR THE
                                               THREE MONTHS ENDED                          TWELVE MONTHS ENDED
                                     January 31, 2004      January 25, 2003      January 31, 2004      January 25, 2003
                                     ----------------      ----------------      ----------------      -----------------
Revenues:
   Net Sales (NOTE 1)                      $121.7                $133.1                $453.0                $491.8
   Operating Revenues                         0.4                   0.4                   1.5                   1.4
                                          -------               -------               -------               -------
Total Revenues                              122.1                 133.5                 454.5                 493.2

Costs and Expenses:
   Cost of Sales (NOTE 1)                    96.9                  94.5                 350.9                 338.0
   Selling, Distribution & Administrative    37.6                  33.3                 134.1                 129.8
   Restructuring Charges                     (0.8)                                        9.3
    Impairment Loss                           1.0                                        19.8
                                          -------               -------               -------               -------
Total Costs and Expenses                    134.7                 127.8                 514.1                 467.8

Operating Income (Loss)                     (12.6)                  5.7                 (59.6)                 25.4

Other (Income) Expense - Net                  0.4                  (0.1)                 (2.3)                 (3.2)
Interest Expense and Amortization of
   Deferred Financing Costs (NOTE 2)          4.8                   4.1                  16.7                  17.1
                                          -------               -------               -------               -------
Income (Loss) before Income Taxes           (17.8)                  1.7                 (74.0)                 11.5
Provision (Benefit) for Income Taxes         (0.4)                 (1.3)                 25.2                   2.3
                                          -------               -------               -------               -------
Net Income (Loss)                          $(17.4)                 $3.0                $(99.2)                 $9.2
                                          =======               =======               =======               =======

Net Income (Loss) Per Share:
     Basic:                                $(1.04)                $0.18                $(5.98)                $0.55
     Diluted:                              $(1.04)                $0.18                $(5.98)                $0.55

Weighted Average Shares Outstanding:
     Basic:                                16,660                16,547                16,606                16,540
     Diluted:                              16,660                16,559                16,606                16,581
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NOTE 1: Shipping and handling costs are recorded as cost of sales. Previously, shipping and handling costs were recorded as a reduction of sales. Prior period amounts have been reclassified to conform to the current period presentation.

NOTE 2: Amortization of deferred financing costs is recorded with interest expense as "Interest and amortization of deferred financing costs." Amortization of deferred financing costs was previously recorded in Other expense. Prior period amounts have been reclassified to conform to the current period presentation.

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                                   ONEIDA LTD.
                             CONDENSED BALANCE SHEET
                              (Millions of dollars)

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ASSETS                                             January 31, 2004                             January 25, 2003
------                                             ----------------                             ----------------
Cash                                                     $ 9.9                                      $  2.7
Accounts Receivable - Net                                 60.3                                        78.0
Inventory                                                139.5                                       167.5
Other Current Assets                                       5.4                                         8.5
                                                        ------                                      ------
       Total Current Assets                              215.1                                       256.7

Plant and Equipment - Net                                 76.7                                       102.4

Intangibles                                              136.1                                       133.9
Other Assets                                              18.2                                        32.1
                                                        ------                                      ------

       Total Assets                                     $446.1                                      $525.1
                                                        ======                                      ======


LIABILITIES
Accounts Payable & Accrued Liabilities                   $72.0                                       $61.6
Short-Term Debt                                            7.7                                         8.5
Current Portion of Long-Term Debt (NOTE 3)               223.2                                         6.4
                                                        ------                                      ------
       Total Current Liabilities                         302.9                                        76.5

Long-Term Debt (NOTE 3)                                    0.0                                       219.0

Other Liabilities                                        116.0                                       100.2

Shareholders' Equity                                      27.2                                       129.4
                                                        ------                                      ------

       Total Liabilities & Equity                       $446.1                                      $525.1
                                                        ======                                      ======
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NOTE 3: The Company has secured from its lenders a waiver until March 31, 2004 of the Company's financial covenants under the credit agreement. The Company intends to amend the existing revolving credit agreement or obtain the appropriate waivers.

                          CONDENSED CASH FLOW STATEMENT
                      TWELVE MONTHS ENDED JANUARY 2004/2003
                              (Millions of dollars)

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
                                                      Period ended                                Period ended
                                                      January 2004                                January 2003
                                                      ------------                                ------------
Net income                                             $ (99.2)                                      $ 9.2
Add: depreciation & amortization                          14.1                                        15.8
Net working capital charges                               52.3                                         (.6)
Capital expenditures                                      (5.1)                                       (7.3)
Stock sales - net                                           .3                                         0.4
Proceeds/(payments) of debt                               (4.0)                                      (38.6)
Dividends paid                                            (0.4)                                       (1.5)
Other - net                                               49.2                                        14.2
                                                        ------                                     -------
Increase (Decrease) in Cash                              $ 7.2                                      $ (8.4)
                                                        ======                                     =======
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